KINETICS MUTUAL FUNDS, INC. and KINETICS PORTFOLIOS TRUST
THIRD AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of this 5th day of March, 2007, to the Fund Accounting Servicing Agreement, dated as of December 15, 2005, as amended June 16, 2006 and December 15, 2006, is entered into by and among Kinetics Mutual Funds, Inc., a Maryland corporation, Kinetics Portfolios Trust, a Delaware business trust and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company.

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement dated as of December 15, 2005, as previously amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B, the fee schedule of the Agreement, is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS MUTUAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jay Kesslen	By: /s/ Michael R. McVoy

Name: Jay Kesslen	Name: Michael R. McVoy

Title: Assistant Secretary	Title: Senior Vice President

KINETICS PORTFOLIOS TRUST

By: /s/ Jay Kesslen

Name: Jay Kesslen

Title: Assistant Secretary